CONSULTING AGREEMENT
(the “Agreement”)

This Agreement, dated for reference the 1st day of January 2004, amends and restates the Consulting Agreement, dated November 5, 2002, by and between:

EYI Industries, Inc.
3960 Howard Hughes Parkway
Suite 500,
Las Vegas, NV 89109
Tel: 702.296.8034          Fax: 604-502-5144

(“EYI”)

AND:

O’Neill Enterprises Inc.
141 – 6200 McKay Ave.
Suite 424
Burnaby, B.C. V5H4M9
Tel: 604.618.6272          Fax: 604.521.0578

(the “Consultant’).

WHEREAS:

A.	EYI is engaged in the sale and marketing of health and wellness products and requires assistance in the sale and marketing of EYI products and services: (the “Business”);

B.	Consultant is a company incorporated under the laws of the Province of British Columbia; the Consultant, as at the date of this Agreement, is in good standing under the laws of the Province of British Columbia; the directors/officers of the Consultant are Dori O’Neill – President and Celeste O’Neill – Secretary;

C.	The Principal of the Consultant is Dori O’Neill (the “Principal”) and the Consultant is controlled by the Principal;

D.	The Principal has the necessary experience to assist EYI and the Business.

NOW THEREFORE the parties hereto agree as follows:

1.	APPOINTMENT
1.1	EYI hereby appoints Consultant to provide services on behalf of EYI and Consultant hereby accepts such appointment on the terms and conditions set out herein.
1.2	Subject to the approval of the Board of Directors of EYI, the Principal whose services are being provided via the Consultant shall be the Executive Vice-President and Chief Operating Officer of EYI or such other title as the Consultant and EYI shall agree upon from time to time.

2.	TERM
2.1
The term of this Agreement shall be for an initial period of five (5) years (“Initial Term”) commencing on January 1, 2004. This Agreement shall automatically renew on a year to year basis at the end of the Initial Term unless terminated in accordance with the provisions set out in paragraphs 2.2 and 2.3 herein.

2.2	This Agreement shall terminate, without further notice upon:
	a.	The winding up or bankruptcy of Consultant or its Principal;
	b.	The Consultant or its Principal being found guilty of fraud or other serious criminal offense or being declared mentally incompetent;
	c.	The Agreement of the Consultant and EYI to so do;
	d.	The Consultant being unable, for whatever reason, to continue to provide services to EYI;
	e.	A change in control of Consultant without the prior written consent of EYI; and
	f.	A material breach of the terms of this Agreement, including, without limiting the generality of the foregoing, a breach by Consultant of the provisions of Article 3.1.
2.3
Notwithstanding the foregoing either party may terminate this Agreement, without reason, upon one (1) year’s written notice to the other. Provided however, termination of this Agreement shall not adversely affect payment of any monies due hereunder to Consultant unless termination was due to a material breach of this Agreement by Consultant or its Principal or due to their fraud or other serious criminal offense.

3.	SERVICES
3.1	The Consultant shall provide the following services and advice to EYI in addition to such other services as EYI shall reasonably request and Consultant agrees to provide, namely:
	a.	Consultant will perform the duties and services usually expected of a person holding the office of Executive Vice-President in a Nevada corporation operating the Business herein described;
	b.	Consultant will be responsible for the supervision of the Chief Financial Officer of EYI;
c.
Consultant will be responsible for the supervision of the senior Management team involved in the Business of Essentially Yours Industries, Inc., a subsidiary of EYI, including without limiting the generality of the foregoing the Chief Financial Officer, (“CFO”), the Vice-President of Marketing, and any other management personnel that the Board of Directors of EYI shall determine, from time to time, should be under the supervision of Consultant;

	d.	Consultant will be responsible for contract negotiations on behalf of EYI and approving of expenditures by the management team of EYI;
e.
Consultant will also be involved in and assist in financing efforts for the Business and for EYI and deal with and liaison with bankers, financial consultants, accounting advisors and legal advisors and any other type of consultant that may be necessary and in the best interests of EYI and the Business;

	f.	Consultant agrees to provide EYI with such further and other services and advice as EYI shall reasonably request and the Consultant agree to provide.
3.2	Consultant agrees to provide the services described in paragraph 3 and will provide such services as necessary for the orderly conduct of EYI’s business.

4.	REMUNERATION
4.1	In consideration of the efforts of Consultant to be provided herein EYI agrees to pay a salary to the Consultant in the sum of Twenty Thousand ($20,000.00) United States Dollars per month payable on the 15th and 30th of the month that services are provided.
4.2	Consultant is authorized to incur reasonable business expenses in conducting its activities on behalf of EYI. Consultant acknowledges that EYI may from time to time adopt policies and procedures specifying the nature and amount of expenses that will be considered reasonable, and the statements contained in such policies and procedures shall be considered conclusive as to such matters. EYI will reimburse Consultant for such actual, out of pocket, expenses upon the Consultant’s presentation and itemized account of such expenses in the form required by then properly adopted policies and procedures of EYI.

5.	RELATIONSHIP
5.1	Nothing contained herein will be construed to make the Consultant an employee of EYI. The Consultant will at all times act as an independent contractor. The Consultant will determine the method, details, and means of performing its services under this Agreement. The Consultant agrees to comply with all laws, ordinances, rules, and regulations, which are applicable to the performance of its services. The Consultant agrees to indemnify and hold EYI harmless from all claims, damages, and expenses resulting from the Consultant’s failure to comply and his performance hereunder. EYI may provide Consultant with authority to bind EYI to contracts and agreements and to make representations on behalf of EYI; in such case the authority will be set out herein or approved in writing by resolution of the Board of Directors of EYI.

6.	CONFIDENTIALITY
6.1	The Consultant acknowledges that EYI has certain rights in certain confidential, proprietary, trade secret or technical information including but not limited to:
	a.	Computer software, including, but not limited to, source and object codes, flowcharts, algorithms, record layouts, routines, report formats, data, compilers, assemblers, design concepts and related documentation, manuals, and other materials whether in human or machine readable form;
	b.	Discoveries, inventions, copyrights, concepts and ideas, whether patentable or not, and including, without limitation, the nature and result of research, development, manufacturing, marketing, planning and any other business activities
	c.	Product specifications, formulas, designs, manufacturing processes and methods, production machinery, quality assurance methods, binary compensation plans, accounting systems, know-how and any other proprietary information of any kind whatsoever;

	d.	Database of independent business associates and/or possible users of EYI’s products;

All of which shall hereinafter be referred to as “Subject Information”; and

The Consultant further acknowledges that the Subject Information was developed or acquired by EYI at considerable expense, has independent economic value from not being known or readily ascertainable by others, and is the subject of efforts made by EYI to maintain in secrecy; and

EYI wishes to maintain its rights to the Subject Information, and

The Consultant agrees not to, directly or indirectly, in any way, reveal, report, publish, disclose, transfer or otherwise use any of the Subject Information for his own personal benefit or gain or in any way other than in the best interests of EYI.

7.	COVENANTS
7.1	The Consultant covenants to EYI as follows:
	a.	To carry out the services performed on behalf of EYI with due diligence and in the best interests of EYI;
	b.	To exercise all reasonable effort to provide the services to EYI on a timely basis and to perform the services in accordance with good business practice;
	c.	To comply with all lawful and reasonable directions and instructions of EYI;
The Consultant acknowledges that the foregoing covenants are material provisions of this Agreement and if Consultant breaches these covenants whether by action or inaction that material harm will result to EYI and its Business. The Consultant also acknowledges that the harm that may result from a breach may not be fully compensated to EYI by payment of damages and that an injunction or similar remedy may be necessary to fully protect EYI and the Consultant agrees that EYI may obtain an injunction or other similar relief from a Court of competent jurisdiction and that if EYI seeks such a remedy that the Consultant will not oppose the application of EYI.

8.	NON-ASSIGNMENT
8.1	The Consultant shall not assign any of the rights or benefits granted herein.

9.	ARBITRATION
9.1	Save and except for actions for injunctive relief or similar, the Consultant and EYI shall make every effort to resolve amicably by direct, informal negotiation any disagreement or dispute arising between them under and in connection with this Agreement. If, after TEN (10) DAYS from the commencement of such informal negotiations, the Consultant and EYI have been unable to amicably resolve any dispute arising out of or in connection with this Agreement, except for actions for injunctive relief or similar, either Consultant or EYI may require that the dispute be referred to and finally resolved by Arbitration, under the rules of the American Arbitration Association (the "Rules"), which Rules are deemed to be incorporated by reference into this Article. The tribunal shall consist of One (1) Arbitrator. The Consultant and EYI will endeavour within TEN (10) DAYS of the matter being referred to Arbitration to agree upon an Arbitrator, failing which the Arbitrator shall be appointed in accordance with the Rules. The place of Arbitration shall be Las Vegas, Nevada.
The language of the Arbitration shall be English. The Consultant and EYI agree that the Arbitrator shall be requested to make his award within SIXTY (60) DAYS following the later of the conclusion of the Arbitration hearings or any exchange of final written submissions by the Consultant or EYI, and further agree that the word of the Arbitrator shall be final and binding.

10.	NOTICES
10.1	Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if:
	a.	Delivered personally;
	b.	Sent by prepaid courier service or mail; or
	c.	Sent by fax; addressed to the relevant party at the address/number shown for that party at the beginning of this Agreement.
10.2	Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or, if sent by fax, on the first business day thereafter, or if sent by mail, on the third business day thereafter. Either Consultant or EYI may change any particulars of its address/number for notice by notice to the others in the manner above described.

11.	PRINCIPAL
11.1	Dori O’Neill acknowledges that he is the Principal of the Consultant, has reviewed this Agreement, and being content therewith covenants and agrees to cause the Consultant to comply and abide with all of the terms and conditions of this Agreement.
11.2	Dori O’Neill, the Principal of the Consultant, further agrees to provide his services under Section 3 on a full-time basis to EYI.

12.	GENERAL
12.1	Time shall be of the essence of this Agreement.
12.2	Any changes or amendments or additions to this Agreement must be in writing and signed by both parties to be effective.
12.3	This Agreement shall be construed in accordance with the laws of the State of Nevada and the Courts of said State sitting at Las Vegas, Nevada shall have, subject to the arbitration provisions contained herein and without regard to conflicts of law provisions, exclusive jurisdiction to hear all actions arising out of or in respect of this Agreement.
12.4	Failure on the part of a party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of any rights hereunder.
12.5	This is a complete and exclusive statement of the Agreement between the parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral or written, between the parties relating to this Agreement. This Agreement may not be modified or altered except by a written instrument duly executed by both parties.
12.6	The provisions of this Agreement are severable and if any term is alleged or invalid for any reason whatsoever such allegations or invalidity shall not affect the validity of the remainder of this Agreement.
12.7	This Agreement shall inure to the benefits of and be binding upon the parties hereto and their respective successors and assigns, as permitted herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

EYI Industries Inc.		O’Neill Enterprises Inc.

Per:	/s/ Jay Sargeant	Per:	/s/ Dori O’Neill

Name:	Jay Sargeant	Name:	Dori James O’Neill

Title:	President/CEO	Title:	President